EXHIBIT 99.1

HEICO Mourns Passing of Director Albert Morrison, Jr

MIAMI, Jan. 4, 2010 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today reported that Albert Morrison, Jr., a member of the Company's Board of Directors, passed away on December 31, 2009. Mr. Morrison was 72 years old.

Albert Morrison served on HEICO's Board since December 1989, where he chaired the Finance/Audit Committee. Director Frank J. Schwitter, who was named co-Chairman of the Finance/Audit Committee last month, now serves as sole Chairman of the Committee.

Following Mr. Morrison's passing, the Company's Board consists of 9 members, 6 of whom are considered "independent" or "outside" directors under applicable New York Stock Exchange rules.

Laurans A. Mendelson, HEICO's Chairman and Chief Executive Officer, commented, "Al Morrison will be sorely missed. He was an important personal advisor to me and numerous others, as well as a true friend to HEICO. As co-founder of Florida's largest independent public accounting firm, Morrison Brown Argiz & Farra, LLP, Al offered great insight into many issues and his wise counsel will be sorely missed by many people."

Mr. Mendelson added, "Al was a true 'family man' and, on behalf of all of HEICO's Directors and Team Members, we offer our deepest condolences to his wife of nearly 52 years, Joan Morrison, their 3 children and 6 grandchildren."

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590